UNITED STATES
SECURITY AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______ )

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TANGER FACTORY OUTLET CENTERS, INC.
(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TANGER FACTORY OUTLET CENTERS, INC.
3200 NORTHLINE AVENUE, SUITE 360
GREENSBORO, NORTH CAROLINA 27408
PHONE:  336-292-3010
E-MAIL:  tangermail@tangeroutlet.com
NYSE: SKT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on May 8, 2009

Dear Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2009 Annual Meeting of Shareholders of Tanger Factory Outlet Centers, Inc. to be held on Friday, May 8, 2009 at 10 o'clock a.m. at our corporate office at 3200 Northline Avenue, Suite 360, Greensboro, North Carolina, (336) 292-3010, for the following purposes:

1.	To elect directors to serve for the ensuing year;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009;

3.	To reapprove the performance criteria under the Amended and Restated Incentive Award Plan (referred to as the “Incentive Award Plan”);

4.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Only common shareholders of record at the close of business on March 11, 2009 will be entitled to vote at the meeting or any adjournment(s) thereof.  Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Proxy Statement.

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold and whether or not you plan to attend the meeting in person.  Please complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope.  This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Sincerely,

/s/ Stanley K. Tanger
Stanley K. Tanger
Chairman of the Board
March 27, 2009

TANGER FACTORY OUTLET CENTERS, INC.

3200 NORTHLINE AVENUE, SUITE 360
GREENSBORO, NORTH CAROLINA   27408
PHONE:  336-292-3010
E-MAIL:  tangermail@tangeroutlet.com
NYSE:  SKT
____________

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

to be held on May 8, 2009

GENERAL INFORMATION

The Board of Directors of Tanger Factory Outlet Centers, Inc. (NYSE:SKT) is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 8, 2009.

Unless the context indicates otherwise, the term “Company” refers to Tanger Factory Outlet Centers, Inc., the term “Board” refers to our Board of Directors, the term “meeting” refers to the Annual Meeting of Shareholders of the Company to be held on May 8, 2009, and the term “Operating Partnership” refers to Tanger Properties Limited Partnership.  We are a self-administered and self-managed real estate investment trust (referred to as a “REIT”).  Our factory outlet centers and other assets are held by, and all of our operations are conducted by, the Operating Partnership.  Accordingly, the descriptions of our business, employees and properties are also descriptions of the business, employees and properties of the Operating Partnership.  The terms “we”, “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the context requires.

Pursuant to rules of the United States Securities and Exchange Commission (referred to as the “SEC”), we are providing access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to as the “proxy materials”) and Annual Report for the year ended December 31, 2008 (referred to as the “Annual Report”) over the internet to our shareholders.  We are mailing a Notice Regarding Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders, (referred to as the “Notice”) to all shareholders of record as of March 11, 2009, with such mailing to begin on or about March 27, 2009.  All shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.edocumentview.com/SKT.  Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice.  In addition, all shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Date, Time and Place

We will hold the meeting on Friday, May 8, 2009 at 10 o'clock a.m. at our principal executive offices located at 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, (336) 292-3010, subject to any adjournments or postponements.

Who Can Vote; Votes per share

All holders of record of our common shares, par value $.01 per share (referred to as the “Common Shares”) as of the close of business on the record date, March 11, 2009, are entitled to attend and vote on all proposals at the meeting.  Each Common Share entitles the holder thereof to one vote.  At the close of business on March 11, 2009, Common Shares totaling 31,875,001 were issued and outstanding.

How to Vote

Common Shares represented by a properly executed proxy will be voted as directed on the proxy card.  A proxy may be voted on a matter by filing it with the Secretary of the Company by internet, telephone or mail prior to the vote on that matter at the shareholder meeting.

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, NA, you are considered, with respect to those shares, the “shareholder of record.”  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered, with respect to those shares, the “beneficial owner” of those shares held in street name and you have the right to instruct your broker, bank or other nominee how to vote on your behalf.  Brokerage firms and other nominees have the authority, under New York Stock Exchange rules at the time of this Proxy Statement, to vote Common Shares for the beneficial owner on certain “routine” matters for which you do not provide voting instructions.

Proposals #1, #2 and #3 above are all considered routine matters and where no specification is made on the properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for director, FOR the ratification of PricewaterhouseCoopers LLP as our independent registered accounting firm and FOR the reapproval of the performance criteria under the Incentive Award Plan.  When a proposal is not considered a routine matter and where the broker or nominee has not received specific voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm or nominee cannot vote FOR or AGAINST the proposal for the beneficial owner.  This is called a “broker non-vote.”

Quorum and Voting Requirements

Under our By-Laws and North Carolina law, shares represented at the meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the meeting.  Directors will be elected by the vote of a plurality of the votes cast by the Common Shares entitled to vote in the election, provided that a quorum is present.  Accordingly, Common Shares which are present at the meeting for any other purpose but which are not voted in the election of directors will not affect the election of the candidates receiving a plurality of the votes cast by the Common Shares entitled to vote in the election at the meeting.  Approval of Proposals #2 and #3 by the holders of Common Shares may be by the affirmative vote of a majority of the votes cast for or against the Proposals by the Common Shares.  Approval of any other proposal to come before the meeting requires the affirmative vote of a majority of the votes cast for or against the proposal by the Common Shares unless the North Carolina Business Corporation Act requires that the proposal be approved by the affirmative vote of a percentage of the votes entitled to be cast on the proposal.  If a proposal may be approved by the affirmative vote of a majority of the votes cast on the proposal, abstentions, broker non-votes and shares which are present at the meeting for any other purpose but which are not voted on a particular proposal will not affect the outcome of the vote on the proposal.

Revocation of Proxies

You may revoke your proxy at any time before it is voted by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the meeting.  You cannot revoke your proxy by merely attending the meeting.  If you dissent, you will not have any rights of appraisal with respect to the matters to be acted upon at the meeting.

Proxy Solicitation

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice, proxy materials and Annual Report and of soliciting proxies from the holders of our Common Shares.  If you choose to access the proxy materials and Annual Report and/or vote over the internet, you are responsible for any internet access charges you may incur.  Our directors, officers and employees may, but without compensation other than their regular compensation, also solicit proxies by telephone, telegraph, fax, e-mail or personal interview.  We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice, proxy materials and Annual Report to shareholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Our By-Laws provide that directors be elected at each Annual Meeting of Shareholders.  During October 2008, upon the recommendation of the Nominating and Corporate Governance Committee of the Company’s Board, the Board increased the number of directors from six members to seven members, and elected Ms. Bridget Ryan Berman to serve as independent director of the Company effective January 1, 2009 until the next Annual Meeting of Shareholders.

The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the seven nominees for director designated below, all of whom are presently directors of the Company, to serve until the next Annual Meeting of Shareholders and until their successors are elected and shall qualify.  It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve for any reason, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees.  All of our directors serve terms of one year or until the election of their respective successors.

Information Regarding Nominees (as of March 1, 2009)
Name	Age	Present Principal Occupation or Employment and Five-Year Employment History
Stanley K. Tanger	85
Chairman of the Board of Directors of the Company since March 3, 1993. Chief Executive Officer from March 1993 to December 2008. Mr. Tanger opened one of the country's first outlet shopping centers in Burlington, N.C. in 1981.  He was the founder and Chief Executive of the Company's predecessor formed in 1981 until its business was acquired by the Company in 1993.

Steven B. Tanger	60
Director of the Company since May 13, 1993.  President and Chief Executive Officer since January 1, 2009. President and Chief Operating Officer from January 1995 to December 2008; Executive Vice President from 1986 to December 1994.  Mr. Tanger joined the Company's predecessor in 1986 and is the son of Stanley K. Tanger.

Jack Africk	80
Director of the Company since June 4, 1993.  Managing Partner of Evolution Partners, LLC, a consulting company, since June 1993.  Director, since October 1997, and Vice Chairman of the Board of Directors, since April 2007, of North Atlantic Trading Company, Inc. (referred to as “NATC”), which, through its subsidiaries manufactures, distributes and markets tobacco products.  Director, since October 1997, and Vice Chairman of the Board of Directors, President and Chief Executive Officer, since April 2007, of North Atlantic Holding Company, Inc., (referred to as “NAHC”), the corporate parent of NATC.  Mr. Africk previously served as President and Chief Operating Officer of both NATC and NAHC from January 1998 to December 1998.

William G. Benton	63
Director of the Company since June 4, 1993.  Chairman of the Board and Chief Executive Officer of Salem Senior Housing, Inc., a senior living facility operator, since May 2002.  Chairman of the Board and Chief Executive Officer of Diversified Senior Services Inc. from May 1996 to May 2002.  Chairman of the Board and Chief Executive Officer of Benton Investment Company since 1982.  Chairman of the Board and Chief Executive Officer of Health Equity Properties, Inc. from 1987 to September 1994.

Bridget Ryan Berman	48
Director of the Company since January 1, 2009.  Chief Executive Officer of Giorgio Armani Corp., the wholly-owned U.S. subsidiary of Giorgio Armani S.p.A., a provider of fashion and luxury goods products, from 2006 to 2007.  Vice President/Chief Operating Officer of Apple Computer Retail from 2004 to 2005.  Ms. Berman also held various executive positions with Polo Ralph Lauren Corporation, including Group President of Polo Ralph Lauren Global Retail, from 1992 to 2004 and various capacities at May Department Stores, Federated Department Stores, and Allied Stores Corp. from 1982 to 1992.  In addition, Ms. Berman was a member of the board of directors, and served on the audit committee for J. Crew Group, Inc. from 2005 to 2006.

Thomas E. Robinson	61
Director of the Company since January 21, 1994.  Senior Advisor of Stifel, Nicolaus & Company (formerly Legg Mason Wood Walker, Inc.), a financial services firm, since March 2009. Managing Director of Stifel, Nicolaus and Company from June 1997 to March 2009.  Director (May 1994 to June 1997), President (August 1994 to June 1997) and Chief Financial Officer (July 1996 to June 1997) of Storage USA, Inc.  Mr. Robinson is also a director of BRE Properties, Inc.

Allan L. Schuman	74
Director of the Company since August 23, 2004.  Chairman of the Board of Ecolab, Inc., a provider of cleaning, food, safety and health protections products, from January 2000 to May 2006.  President and Chief Executive Officer of Ecolab from March 1995 to July 2004 and President and Chief Operating Officer from August 1992 to March 1995.

Vote Required.  The nominees will be elected by the affirmative vote of the holders of a plurality of those votes cast at the meeting; provided that a quorum is present.  Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the nominees unless the North Carolina Business Corporation Act requires that the nominee be approved by a greater number of affirmative votes than a plurality of the votes cast.

Other than Ms. Berman, each nominee that was approved by the Nominating and Corporate Governance Committee for inclusion on the proxy card is standing for re-election.  Ms. Berman was recommended by Steven B. Tanger.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH ABOVE.

Director Independence

Our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange require that a majority of our directors be “independent” and every member of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be “independent,” in each case as such term is defined by the New York Stock Exchange listing requirements. Generally, independent directors are those directors who are not concurrently serving as officers of the Company and who currently have no material relationship with us that may interfere with the exercise of their independence from management and the Company.  Our Board has affirmatively determined that the following nominees to our Board are “independent”, as that term is defined under the listing standards of the New York Stock Exchange: Jack Africk, William G. Benton, Bridget Ryan Berman, Thomas E. Robinson and Allan L. Schuman.  We presently have seven directors, including these five independent directors.

Attendance at Board Meetings

The Board held five regular meetings during 2008.  Each of the above directors, except for Ms. Berman, who became a director on January 1, 2009, attended at least 75% of the meetings held during 2008 by the Board and the committees of which he was a member.  We do not have a formal policy of attendance for directors at our Annual Meeting of Shareholders.  All those persons serving as our directors during 2008 attended the Annual Meeting of Shareholders in 2008.

Pursuant to our Corporate Governance Guidelines, non-management directors are required to meet in executive sessions following each regularly scheduled quarterly Board meeting.  In addition, non-management directors who are not independent under the rules of the New York Stock Exchange may participate in these executive sessions but independent directors should meet in executive session at least once per year.  The non-management directors have designated Mr. Jack Africk to serve as Lead Director for purposes of presiding at the executive sessions.

Committees of the Board

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities.  The current committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Share and Unit Option Committee.  In accordance with New York Stock Exchange listing standards, all of the committees are comprised solely of non-employee, independent directors.  Charters for each of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Company’s website at www.tangeroutlet.com by first clicking on “INVESTOR RELATIONS” and then “CORPORATE GOVERNANCE”.  The table below shows current membership for each of the standing committees.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Share and Unit Option Committee
Jack Africk	Jack Africk (Chair)	Jack Africk	Jack Africk
William G. Benton (Chair)	William G. Benton	William G. Benton	William G. Benton
Allan L. Schuman	Thomas E. Robinson	Thomas E. Robinson (Chair)	Allan L. Schuman (Chair)
	Allan L. Schuman	Allan L. Schuman

Audit Committee.  The Board has established an Audit Committee consisting of three of our independent directors, each of whom satisfies the additional independence requirements of Exchange Act Rule 10A-3.  The purpose of the Audit Committee is (i) to assist the Board in fulfilling its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accountants and the performance of our independent registered public accountants and our internal audit function and (ii) to prepare any audit committee reports required by the SEC to be included in our annual proxy statement.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accountants and approves in advance, or adopts appropriate procedures to approve in advance, all audit and non-audit services provided by the independent registered public accountants.  The Board has determined that each member of the Audit Committee is “financially literate”, as that term is defined in the listing requirements of the New York Stock Exchange, and that each member of the committee is an “audit committee financial expert”, as that term is defined in Item 407(d) of Regulation S-K.  During 2008, there were five meetings of the Audit Committee.

Compensation Committee.  The Board has established a Compensation Committee consisting of four of our independent directors.  The Compensation Committee is charged with determining compensation for our chief executive officer and making recommendations to the Board with respect to the compensation of other officers.   During 2008, there were three meetings of the Compensation Committee.

Nominating and Corporate Governance Committee. The Board has established a Nominating and Corporate Governance Committee consisting of four of our independent directors.  The Nominating and Corporate Governance Committee makes recommendations to the Board regarding changes in the size of the Board or any committee of the Board, recommends individuals for the Board to nominate for election as directors, recommends individuals for appointment to committees of the Board, establishes procedures for the Board’s oversight of the evaluation of the Board and management, and develops and recommends corporate governance guidelines.

The Nominating and Corporate Governance Committee evaluates annually the effectiveness of the Board as a whole and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience.  The Board considers director candidates based on a number of factors including: whether the Board member will be “independent” in accordance with our Corporate Governance Guidelines and as such term is defined by the New York Stock Exchange listing requirements; personal qualities and characteristics, accomplishments and reputation in the business community; experience with businesses and other organizations of comparable size and current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; experience and understanding of the Company’s business and financial matters affecting its business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and diversity of viewpoints, background, experience and other demographics.  It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s shareholders in accordance with the procedures described under “Other Matters- Shareholder Proposals and Nominations” in this Proxy Statement.  Shareholder nominees who are nominated in accordance with these procedures will be given the same consideration as nominees for director from other sources. During 2008, there were three meetings of the Nominating and Corporate Governance Committee.

Share and Unit Option Committee.  The Board has established a Share and Unit Option Committee (referred to as the “Option Committee”) consisting of three of our independent directors.  The Option Committee administers our Incentive Award Plan which provides for the issuance of equity-based awards to the Company’s employees and directors. The Option Committee selects the employees to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation Committee.  During 2008, there was one meeting of the Option Committee.

Communications with Directors

Any shareholder or interested party is welcome to communicate with any director, the non-management directors as a group or the Board of Directors as a whole by writing to the directors as follows: Tanger Factory Outlet Centers, Inc., Attention Lead Director, c/o the Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.  All communications, except for marketing and advertising materials, are forwarded directly to our directors.

Compensation of Directors

During 2008, our non-employee directors were paid an annual compensation fee of $20,000 and a per meeting fee of $1,500 ($500 for telephone meetings) for each Board meeting and each committee meeting attended.  In addition, the Lead Director and the chairman of the Audit Committee were each paid an annual compensation fee of $10,000 and the chairman of each other committee was paid an annual compensation fee of $7,500.  The annual retainer and per meeting fees were set and approved by the Board during 2006 based on the recommendations of, and a peer group analysis performed by, the Company’s compensation consultants and have remained unchanged since that time.  Our employees who are also directors will not be paid any director fees for their services as directors of the Company.  Our non-employee directors are reimbursed for their expenses incurred in attending Board meetings.

We may from time to time under the Incentive Award Plan grant to any non-employee director options, restricted or deferred shares or other awards upon approval of the entire Board. The Board selects the non-employee directors to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation Committee. The Board approved an award to each non-employee director of 2,500 restricted Common Shares during 2008, each identical to the awards granted in 2006 and 2007.  The restrictions on the shares shall cease to apply with respect to one-third of the shares which are the subject of each grant, and those shares will vest on each December 31st following the date of grant.  Dividends are paid on the restricted Common Shares from the date of the grant.  All future grants of restricted Common Shares to non-employee directors will be the subject of a separate grant by the Board.

The following table shows the total compensation for our non-employee directors for the fiscal year ended December 31, 2008:

DIRECTOR COMPENSATION TABLE
Name	Year	Fees Earned or Paid In cash	Share Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
Jack Africk	2008	$62,500	$90,625	$4,351	$6,602	$164,078
William Benton	2008	$55,000	$90,625	$4,351	$6,602	$156,578
Bridget Ryan Berman (1)	2008	---	---	---	---	---
Thomas Robinson	2008	$44,500	$90,625	$4,351	$6,602	$146,078
Allan Schuman	2008	$52,500	$90,625	$3,737	$6,602	$153,464

(1)	Ms. Berman became a director effective January 1, 2009, thus she earned no compensation during 2008.

(2)
The amounts in this column reflect the dollar amount of restricted Common Shares awards recognized for financial reporting purposes for the fiscal year ended December 31, 2008 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (referred to as “FAS 123 (R)”) and include awards granted in and prior to 2008. Unvested restricted Common Shares for each director, except for Ms. Berman, as of December 31, 2008 were as follows: 834 restricted Common Shares granted during 2007 with a grant date fair value of $42.31 and 1,667 restricted Common Shares granted during 2008 with a grant date fair value of $37.04 per share.   A discussion of the assumptions used in calculating these values may be found in Note 13 to our 2008 audited financial statements on pages F-21 through F-23 of our 2008 Annual Report, Note 12 to our 2007 audited financial statements on pages F-24 through F-25 of our 2007 Annual report and Note 13 to our 2006 audited financial statements on pages F-26 through F-28 of our 2006 Annual Report.

(3)
The amounts in this column reflect the dollar amount of option awards recognized for financial reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006 in accordance with FAS 123 (R) and thus include awards granted prior to 2008. Options related to the amounts above were awarded during 2004 and had a grant date fair value of $2.17 per option for Mr. Africk, Mr. Benton and Mr. Robinson and $3.11 per option for Mr. Schuman.  A discussion of the assumptions used in calculating these values may be found in Note 13 to our 2004 audited financial statements on pages F-22 through F-23 of our 2004 Annual Report.  Aggregate options outstanding for each director as of December 31, 2008 were 20,000 for Mr. Africk; 10,000 for Mr. Benton; 12,000 for Mr. Robinson and 6,000 for Mr. Schuman.

(4)	Represents dividends paid on unvested restricted Common Share awards.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, which is composed entirely of independent directors, is charged with determining compensation for our Chief Executive Officer (referred to as the “CEO”) and making recommendations to the Board with respect to the compensation of our other officers.  Mr. Africk, Mr. Benton, Mr. Robinson and Mr. Schuman currently serve on the Compensation Committee, with Mr. Africk serving as chairman.  No executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purposes and responsibilities of the Compensation Committee of the Board include the following:

•
Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO's compensation level based on this evaluation,

•	Make recommendation to the Board with respect to the compensation of non-employee directors and officers other than the CEO,

•	Periodically review the Company’s incentive-compensation and equity-based plans and approve any new or materially amended equity-based plan, and

•
Oversee, with management, regulatory compliance with respect to compensation matters including the Company’s compensation policies with respect to Section 162(m) of the Internal Revenue Code of 1986 (referred to as the “Code”).

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are (i) "Non-Employee Directors" for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and (ii) "outside directors" for the purposes of Section 162(m) of the Code.

Compensation Program Objectives and Rewards

The objectives of the Company’s compensation program are as follows:

•	Attract, retain and motivate qualified executive management who are enthusiastic about the Company’s mission and culture.

•
Create a fair, reasonable and balanced compensation program that rewards management’s performance and contribution to the Company while closely aligning the interests of management with those of shareholders.

•	Provide total compensation to executive officers which is competitive with total compensation paid by other REITs, and other private real estate firms similar to the Company.

What Our Compensation Program is Designed to Reward

The Company’s compensation program is designed to reward both teamwork and the individual officer’s contribution to the Company with respect to annual and longer-term goals.  Annual cash performance-based incentives reward both Company financial and individual performance for the fiscal year.  In measuring an individual officer’s and the overall team’s performance, the Compensation Committee considers numerous factors including the Company’s growth in funds from operations (referred to as “FFO”) from the prior year, its dividend payout ratio, the success in renewing a significant amount of the leases expiring during the year, increases obtained in tenant base rents upon executing renewals or new leases, overall occupancy rate maintained at year end, increases in tenant sales and the overall annual total return to shareholders.  While the individual amounts of compensation incentives paid may vary among officers, the performance targets that are set are generally the same for all officers, thereby creating an environment where all officers work together to achieve a common goal.  See “Annual Cash Incentives: Description and Analysis” on page 12 for further discussion of performance targets used to set 2008 compensation. Equity-based awards provide long-term incentives designed to reward price appreciation of our Common Shares over a five-year period.

Elements of Compensation

Historically, the Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses and long-term equity-based incentive compensation. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation.

Within the framework of aligning total compensation with corporate and individual performance, each of the components is evaluated as follows:

•	Annual base salaries are designed to provide the executive with a minimum compensation level consistent with the individual’s position and duties relative to his or her peers.

•
Annual incentive cash bonuses are designed to reward the executive for the achievement of strategic and financial goals of the Company during each fiscal year.  In conjunction with the executive’s base salary, the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy.

•
Long-term incentives are designed to closely align the interests of management with those of shareholders.  The long-term incentives granted to executives are evaluated on an annual basis and the terms of the awards are considered relevant to the length of the employment contract and/or performance period.

•
The Company seeks to maintain a competitive total compensation package that aligns the economic interest of the executives with that of shareholders while maintaining sensitivity to multiple factors including the Company’s fiscal year budget, annual accounting cost and the impact to share dilution.

Role of Compensation Consultants and Use of Aggregate Peer Group Data

Since 2004, the Compensation Committee has engaged the services of an outside compensation consultant, the SMG Advisory Group, LLC, (referred to as “SMG”) to assist it in determining the proper amounts, types and mix of compensation to executive officers in order to achieve the overall objectives as described above. The Compensation Committee, with the help of SMG, annually reviews the compensation practices of other REITs in order to evaluate market trends and compare our compensation programs with our competitors.  Based in part on this data and analysis provided by SMG, the Compensation Committee develops a compensation plan which is intended to maintain the link between corporate performance and shareholder wealth creation while being generally competitive within our industry and geographic location.

During each fiscal year, management prepares tally sheets that set forth the Company’s total compensation obligations to the CEO and the other officers.  These tally sheets, which include the executive’s realized compensation from the prior year and targeted compensation for the coming year, are provided to SMG for the purpose of presenting the Compensation Committee with an analysis of the compensation of our executives compared to that of our peer companies. The analysis prepared by SMG compares each officer’s compensation to the average, 25th, 50th and 75th percentile of officers with similar duties and responsibilities as that of the targeted peer group companies in two categories: (1) base salary and incentive cash bonus together as a total and (2) total overall compensation. In some cases, the Committee has determined that setting and paying target compensation above or below the peer group range of the 25th percentile to the 75th percentile is justified due to a number of factors, including the Company’s or individual’s overall performance relative to the peer group and the unique circumstances associated with any individual candidate.

Pursuant to a service agreement by and between the Company and SMG, dated September 26, 2007, SMG was required to provide its analysis through a written report to the Compensation Committee, typically during the Compensation Committee’s regularly scheduled February meeting.  In the report, SMG recommended, based on its review of the peer group analysis, current industry trends, existing employment agreements and other factors specifically related to the Company, the level of base and incentive cash bonus compensation to be set for each officer as well as the amount of equity awards to be granted to each officer (or, if applicable, that the recommendations of the CEO or Chief Operating Officer (referred to as the “COO”) with respect to such compensation are reasonable and within peer group standards).  The fees paid to SMG by the Company and/or the Operating Partnership were solely in exchange for the executive compensation consulting services described under this section, entitled “Role of Compensation Consultants and Use of Aggregate Peer Group Data.”  The Compensation Committee considered the SMG recommendations and peer group analysis when determining base salary and annual and long-term incentives.

In selecting the targeted peer group, the Company considers REITs based upon the following characteristics: (i) industry sector, (ii) market capitalization, (iii) peer group continuity from year to year and (iv) peer group utilized for Common Share performance measurement.  The peer group recommended by SMG and selected by the Compensation Committee for determining 2008 compensation included the following REITs:

Acadia Realty Trust	Ramco-Gershenson Properties Trust
CBL & Associates Properties, Inc.	Realty Income Corporation
Developers Diversified Realty Corporation	Regency Centers Corporation
Equity One, Inc.	Saul Centers, Inc.
Federal Realty Investment Trust	Simon Properties Group, Inc.
Glimcher Realty Trust	Taubman Centers, Inc.
Kimco Realty Corporation	The Macerich Company
National Retail Properties, Inc.	Urstadt Biddle Properties, Inc.
Pennsylvania Real Estate Investment Trust	Weingarten Realty Investors

Role of Management and the Chief Executive Officer in Setting Executive Compensation

During 2008, Stanley K. Tanger served as Chairman of the Board and CEO and Steven B. Tanger served as President and COO.  Effective January 1, 2009, Stanley K. Tanger resigned as CEO and the Board elected Steven B. Tanger to serve as President and CEO.  In the discussion that follows, the term CEO refers to Stanley K. Tanger and the term COO refers to Steven B. Tanger, the respective positions each officer served during 2008.  Stanley K. Tanger remains Chairman of the Board.

On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating executive compensation.  Our CEO is actively engaged in setting compensation for other executives through a variety of means, including recommending for Compensation Committee approval the financial performance goals for his executive team. He works closely with the COO in analyzing relevant market data to determine base salary, annual bonus targets and equity compensation awards for our senior management. Targets are set in order to drive both annual performance and long-term value creation for shareholders. The CEO and COO are subject to the same financial performance goals as the other officers, all of which are approved by the Compensation Committee. The Compensation Committee will consider, but is not bound by and does not always accept, the CEO and COO’s recommendations with respect to executive compensation.

Determination of Executive Compensation

The Compensation Committee considers a broad range of facts and circumstances in setting executive compensation. Among the factors considered for our executives generally, and for the named executive officers (referred to as the “NEOs”) in particular, are market competitiveness, company results, internal equity, past practice, experience and individual performance. The weight given each factor may differ from year to year, and may differ among individual NEOs in any given year.  In general, when determining year-over-year compensation for current NEOs, peer company metrics, business results and internal equity generally factor more heavily into the analysis, particularly when falling within the peer group range.

Business results from the most recently completed fiscal year factor heavily in setting executive compensation. These results are reviewed and discussed by the Compensation Committee and its compensation consultants. The financial results against the targets approved by the Compensation Committee under our incentive compensation plans generally determine payouts under those plans for the fiscal year just ended. In addition, these results typically form the basis for setting performance targets for the next fiscal year. Based on the financial results presented by management, the Committee reviews the individual performance of the NEOs (other than the CEO) as reported by the CEO and approves their compensation for the current fiscal year.

In evaluating the performance of the CEO and setting his compensation, the Compensation Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the working relationship with the Board. Overall, the Compensation Committee and the Board believe that the Company, under the CEO's leadership in 2008, achieved superior financial results, as well as significant achievement on a broad range of non-financial goals.

2008 Compensation

When determining the specific amounts of compensation to be provided to the executive officers during 2008, in addition to all of the factors and elements described above, the Compensation Committee noted that the Company had achieved a number of its specific goals for the 2007 fiscal year.  For the year ending December 31, 2007, our shareholders were rewarded with outstanding returns on their investment on a relative basis:

•	During 2007, our total return to shareholders was a positive .1%, compared to a negative total return of 15.7% for the NAREIT All Equity Index.
•	Over the 5 year period ending in 2007, our shareholders received a total return of 221%, representing a compound annual return of approximately 26% per year.
•	We outperformed the NAREIT All Equity REIT Index for the 6th consecutive year.
•	We ranked 2nd among 8 mall REITs and 12th out of 112 equity REITs in total return to shareholders during the last five years.

During 2007, our FFO for the year increased 11% on a per share basis as compared to the prior year.  This compares to an increase in FFO per share of 15%, excluding non-recurring charges, during 2006 as compared to 2005 and 11% during 2005 as compared to 2004.  FFO represents income before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.  For a further discussion of FFO, please see our 2008 Annual Report under the section “Management Discussion and Analysis of Financial Condition and Results of Operations-Funds from Operations”.

Our same-center net operating income grew 5.3% during 2007, compared to 3.1% in 2006 and 3.8% in 2005.  Our average tenant sales per square foot, on a comparable basis, increased 1.2% to $342, and average base rental rates on leases released and renewed during the year increased 39.7% and 13.9%, respectively.  Our year end occupancy rate was 97.6%, marking the 27th consecutive year we have achieved a year end occupancy rate at or above 95%.

Base Salary: Description and Analysis

Consistent with the Company’s philosophy of tying pay to performance, executives receive a significant percentage of their overall targeted compensation in a form other than base pay. Although the Compensation Committee does not determine base salary levels on any specific percentile of base salaries paid to comparable officers in the targeted peer group, the NEOs are paid an amount in the form of base pay within the peer group range, and sufficient to attract competent executive talent and maintain a stable management team.

For 2008, the Company provided, in varying degrees, a base pay increase to the vast majority of its employees; likewise, all of the NEOs received base pay increases in various degrees in 2008. The amount of the increases, if any, varied primarily based on market competitiveness, with the base salary increases being effective January 1, 2008.

Given the Company’s success during 2007 and based on the recommendations of the compensation consultants, the Compensation Committee recommended that the salary of the CEO be increased during 2008 by 10%, the salary of the COO be increased by 8%, the salary of the Chief Financial Officer (referred to as the “CFO”) be increased by 7% and the salaries each of the other NEOs be increased by 5%.  The Compensation Committee believes that the base salary increases for the CEO, COO and CFO reflect the importance and critical nature of these positions as they relate to the success of the Company.  The difference in the amounts of compensation paid to the CEO and the rest of the named executive officers is primarily the result of the consideration of aggregate market data that reflects the differing roles and responsibilities of the NEOs. The Compensation Committee believed that each executive officer’s base salary compensation was fair compared to his or her comparable position within the peer group.  For 2009, in light of the current economic conditions, the Compensation Committee has determined that there shall be no base salary increases for the NEOs.

Each of the NEO’s has an employment agreement with the Company that includes a provision whereby the executive’s base salary shall not be less than certain previous amounts.  See “Employment Contracts” on page 21.

Annual Cash Incentives: Description and Analysis

During 2008, all executive officers were eligible for an annual incentive cash bonus payment based upon achieving certain performance criteria during the year.  The performance criteria were approved and set by the Compensation Committee at the beginning of the fiscal year.  The annual incentive cash bonus for a fiscal year is typically paid in the first quarter of the following year once the results for the year have been finalized.

Each executive’s annual incentive cash bonus amount is based upon Threshold, Target, Maximum, and in the case of the CEO, COO and CFO, Minimum, percentages of base salary.  See the “2008 Grant of Plan Based Awards” on page 18 for the dollar amounts payable under each of these categories.  Generally, executives must be employed as of the last day of the year to receive payment under the annual incentive cash bonus plan for that year.

Given the Company’s success during 2007, the Compensation Committee recommended the Maximum bonus amounts for 2008 be increased from  the 2007 amounts as follows: from 175% to 200% for the CEO, from 160% to 175% for the COO, from 150% to 160% for the CFO, and from 20% to 25% for the other NEOs.  In addition, the Compensation Committee recommended that the Target bonus amount for the NEOs, other than the CEO, COO and CFO, be increased from 10% to 15%. The Minimum, Threshold, Target and Maximum amounts for 2008 were as follows (as a percentage of base salary):

Named Executive Officer	Minimum	Threshold	Target	Maximum
Stanley K. Tanger, CEO	75%	100%	125%	200%
Steven B. Tanger, COO	75%	100%	125%	175%
Frank C. Marchisello, CFO	75%	100%	125%	160%
Joseph H. Nehmen, Senior Vice President – Operations	---	5%	15%	25%
Lisa J. Morrison, Senior Vice President – Leasing	---	5%	15%	25%

The annual incentive cash bonuses payable to NEOs are based on the achievement of several company performance criteria that incentivize such officers to focus on the achievement of strategic and financial goals of the Company. The corporate performance criteria and the target levels required to achieve the incentive bonus for 2008 approved by the Compensation Committee included:

Performance Criteria	2008 Target Levels				% of total award
	Minimum	Threshold	Target	Maximum
Growth in FFO per share	5%	6.5%	7.5%	8.5	20%
Achievement of Company’s business plan:
• Lease renewal rate
• Average increase in base rental rates:
         upon lease renewals
         leased to new tenants
• Average year-end occupancy rate
• Average increase in tenant sales
	91% 7% 8% 95% 1%	92% 8% 10% 96% 2%	93% 9% 15% 97% 3%	94% 11% 20% 98% 4%	5% 5% 5% 5% 5%
Payout ratios: • FFO payout ratio • Funds available for distribution (FAD) payout ratio	61% 85%	60% 84%	59% 83%	58% 82%	10% 10%
Total shareholder return: • One year performance relative to companies included in the NAREIT All Equity Index • Total return shareholders	Top 50% 5%	Top 30% 8%	Top 25% 12%	Top 15% 14%	10% 10%
Achievement of portfolio growth Objectives	2 out of 5 objectives	3 of 5 objectives	4 of 5 objectives	5 of 5 objectives	15%

The Compensation Committee, at its discretion, may adjust the predetermined FFO targets to exclude significant non-recurring charges.

The Compensation Committee believes that these strategic and financial goals are key drivers in ultimately increasing the equity value of the Company and thus that these goals ultimately help align the interests of our NEOs and our shareholders.  If minimum performance criteria targets are not met, no bonuses are paid.  If maximum targets are met or exceeded, bonuses may be substantial but are capped as set forth in the table above.

In 2008, the Company surpassed some of the minimum target levels but did not surpass all of the maximum performance targets.  With respect to the achievement of portfolio growth objectives, the Company met four of the five objectives during 2008.  At the time the growth objectives were set, the Compensation Committee believed the targets would be challenging and difficult, but achievable with significant effort and skill.  The Compensation Committee determined it prudent to pay the bonuses earned by the executive officers during 2008 based on the achievement of the 2008 targets as set at the beginning of the year.  However, in light of the current economic conditions, the Compensation Committee determined that there should be no base salary increases for the executive officers during 2009.

Ms. Morrison also participates in a separate incentive cash bonus program designed to reward the Company’s leasing employees for successfully executing new leases and renewing existing leases with our tenants.  Management believes it is desirable for all leasing employees to participate in this plan in order to provide incentives for maximizing and growing the Company’s revenues.  Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our employees who are leasing employees who report to her.   Ms. Morrison receives the higher of the bonus as calculated under the Company’s incentive cash bonus plan for executive officers or the bonus calculated under the terms of her employment contract, but not both.   Ms. Morrison also participated in a separate bonus program during 2008 where she was eligible to receive a bonus based on her leasing team reaching certain goals with respect to achieving minimum overall occupancy rates and minimum average rental rate increases on existing leases renewed or new leases executed during that year.  In addition, Ms. Morrison is eligible to receive a bonus for leases that were executed prior to 2008 relating to new development projects, but which the Company did not consider earned and payable until construction actually began on those new developments.

The actual annual bonus payments kept total cash compensation within the Company’s fiscal year budget and reinforced its pay-for-performance philosophy.

Long-Term Incentives: Description and Analysis

Long term incentives are determined based on peer group compensation practices combined with recommendations of management and the Compensation Committee. The Company’s long-term incentive compensation consists of equity-based awards under its Incentive Award Plan, either in the form of restricted Common Shares or options to acquire Common Shares at a predetermined price.  Equity-based awards deliver increased value only when the value of our Common Shares increases.

The Option Committee administers our Incentive Award Plan, which provides for the issuance of equity-based awards to our officers and employees.  The Compensation Committee makes recommendations and provides advice and information to the Option Committee with respect to equity-based awards.  The Option Committee makes the awards and establishes the terms and conditions of the awards, including voting, as it deems appropriate.

Restricted Common Share Awards

The awards of restricted Common Shares focus on aligning the interests of management with those of our shareholders.

Our CEO recommended that the number of restricted Common Shares awarded to each officer be, at a minimum, the same number as granted during the previous year based on the Company’s financial performance during 2007 and the total returns on investment our shareholders achieved over the last 5 years.  Over the 5 year period ending in 2007, our shareholders received a total return of 221.19%, representing a compound annual return of approximately 26% per year.  In 2007, we outperformed the NAREIT All Equity REIT Index for the 6th consecutive year. We ranked 2nd among eight mall REITs and 12th out of 112 equity REITs in total return to shareholders for the five years ending in 2007.

The compensation consultants compared the number of restricted Common Share awards as recommended by the CEO to similar awards granted in each officer’s peer group.  Based on their review and analysis of current compensation practices and peer group data in the REIT industry, the compensation consultants recommended that Messrs Stanley K. Tanger and Steven B. Tanger be granted awards identical to the previous year, but that the award for Mr. Marchisello be increased by 5,000 shares, the awards to the senior executive officers be increased by 1,000 shares each, and the award to the non-senior executive officers be increased by 500 shares each.  Based on such recommendations and consistent with the advice of the Compensation Committee, on February 12, 2008, the Option Committee awarded 72,000 restricted Common Shares to Mr. Stanley K. Tanger, 48,000 restricted Common Shares to Mr. Steven B. Tanger, 25,000 restricted Common Shares to Mr. Frank C. Marchisello, Jr., 3,000 restricted Common Shares to each of the other senior executive officers and 2,500 shares to the non-senior executive officers.

In setting the amounts and terms of the restricted Common Shares, the Compensation Committee and the Option Committee consider the value of previous grants of restricted Common Shares and the total compensation expense recognized in the Company’s financial statements with respect to all previous grants of restricted Common Shares.  The total annual expense recognized during 2008 for all such grants is included in the Summary Compensation Table below.  However, the Option Committee does not necessarily limit the number of shares to be granted based on the total value or annual expense recognized in the financial statements because the Committees generally consider grants of restricted Common Shares to represent both an annual reward for individual and Company performance achieved for the most recently completed fiscal year as well as a longer-term incentive for future performance.  Restricted Common Shares are generally granted during the first quarter of the current year once the results from the previous year are finalized.

The number of restricted Common Shares granted to Messrs. Stanley K. Tanger and Steven B. Tanger and the incentive cash bonus opportunities of each of the Tangers and of Mr. Marchisello are significantly greater than the restricted Common Share grants and incentive bonus opportunities provided to our other executive officers. Stanley K. Tanger is the founder of the Company and he and his son, Steven B. Tanger, have been, since the Company was founded, responsible for making the most critical decisions for the Company and have played the most significant role in the Company’s growth in shareholder value since its initial public offering.  Accordingly, the Compensation Committee believes that the equity awards and incentive cash bonus for those individuals should be set at a level significantly above the other executive officers and that this policy is consistent with other similar companies.  Given his role as Chief Financial Officer, his responsibilities over the Company’s financial reporting processes, including the regulatory requirement to certify that the Company’s internal controls were effective during the reporting period, as well as his supervisory responsibilities over the executive officers that oversee the Company’s accounting, finance, operations, marketing, human resources, information systems, and legal functions, the Compensation Committee believes Mr. Marchisello’s incentive cash bonus award opportunity should be set at a level similar to the Tangers and at a level significantly above the other officers.

The restricted Common Shares granted to the executive officers during 2008 vest and the restrictions cease to apply on twenty percent of the award on February 28 of each year over a five-year period, beginning on February 28, 2009.   Dividends are paid on all restricted Common Shares whether vested or unvested.   The Option Committee believes that restricted Common Share grants with time-based vesting features provide the desired incentive to increase the Company’s share price and therefore the wealth of our shareholders over a 5-year period.  If the Company has poor relative performance that results in poor shareholder returns, then the value of the restricted Common Shares, and likewise the executive’s total compensation, will be reduced.  If the Company has superior relative performance that results in superior shareholder returns, then the value of the restricted Common Shares, and likewise the executive officer’s total compensation, will be significantly increased.

The Company measures the fair value under FAS 123(R) of all restricted Common Share awards with time-based vesting features based on the provisions of the Incentive Award Plan.  Under those provisions, fair value is considered to be the closing price of our Common Shares on the last trading day prior to the grant date.

Common Share Option Awards

Options have not been utilized as a means of executive compensation since 2004.  The Compensation Committee does consider them, however, as a form of compensation and includes them in its annual assessment of executive compensation.   The Compensation Committee decided that no options should be awarded since all of the executive officers were being awarded restricted Common Shares.

When awarded in the past, options were granted with an exercise price equal to the fair market value of our Common Shares.  Under the terms of the Incentive Award Plan, the fair market value of our Common Shares is considered to be the closing price on the last trading day prior to the grant date.  The Company does not backdate options, grant options retroactively, or coordinate grants of options so that they are made before announcements of favorable information, or after announcements of unfavorable information.

Retirement Benefits

The Company does not provide any retirement benefits to its executive officers, other than matching a portion of employee contributions to a 401(k) plan.  Employee contributions are matched by us at a rate of compensation to be determined annually at our discretion.  This benefit is generally available to all employees of the Company.

Employment Contracts and Change in Control

The Company’s business is competitive and the Compensation Committee believes that it is extremely desirable for the Company to maintain employment contracts with its senior executives.  The employment contracts generally provide for severance pay if the executive terminates his employment for Good Reason or is terminated by the Company without Cause, as those terms are defined in each agreement.  The severance arrangements provided in the contracts are designed to promote stability and continuity of senior management.  For certain executives, the employment contracts consider a change in control as Good Reason for an executive to terminate his or her employment, and thus would entitle him or her to certain severance pay.

The Company currently has employment contracts with each of the NEOs listed on page 17 of this Proxy Statement.  See “Employment Contracts” on page 21 in this Proxy Statement.

Perquisites

The Company does not provide significant perquisites or personal benefits to executive officers, except that Mr. Stanley K. Tanger and Mr. Steven B. Tanger are each given a monthly car allowance of $800 and the Company pays the premiums on life insurance policies for each executive which totaled $7,444 for Mr. Stanley K. Tanger and $12,970 for Mr. Steven B. Tanger during 2008.

The Company leases a fractional ownership in a corporate aircraft.  The corporate aircraft is made available for the personal use of Mr. Stanley K. Tanger because the Company believes the security and efficiency benefits clearly outweigh the expense. However, Mr. Stanley K. Tanger maintains a cash deposit with the Company which is used to fully reimburse us for all related costs of his personal use, including costs that are charged based on usage, such as flight costs and fuel costs, as well as a pro rata portion of any related fixed costs, such as monthly management fees and lease rental payments.  In addition, depending on seat availability, Mr. Stanley K. Tanger’s family members occasionally accompany him on the corporate aircraft during business trips, at no incremental cost to the Company.

Deductibility of Executive Compensation

Subject to certain limited exemptions, Section 162(m) of the Code denies an income tax deduction to any publicly held corporation for compensation paid to a "covered employee" (which is defined as the chief executive officer   and each of the Company’s other three most highly compensated officers, excluding the chief financial officer) to the extent that such compensation in any taxable year of the employee exceeds $1 million.  In addition to salaries, bonuses payable to the Company’s executives under their present employment contracts and compensation attributable to the exercise of options and other share-based awards that may be granted under the Incentive Award Plan constitute compensation subject to the Section 162(m) limitation.  The Incentive Award Plan permits, but does not require, share-based awards to qualify as "performance-based compensation" which is exempt from application of the Section 162(m) limitation.  It is the Company’s policy to take account of the implications of Section 162(m) among all factors reviewed in making compensation decisions.  However, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible if it determines that such award is consistent with its philosophy and is in the Company’s and the shareholders’ best interests, and accordingly, some portion of the compensation paid to a Company executive may not be tax deductible by the Company under Section 162(m). The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Section 280G, Section 4999 and Section 409A of the Code impose certain taxes under specified circumstances.  Section 280G and Section 4999 provides that any executives, directors who hold significant shareholder interests, and certain other service providers could be subject to significant additional taxes if they receive certain payments or benefits in connection with a change in control of the Company, and that the Company could lose a deduction on the amounts subject to additional tax.  The Company has no policy or commitment to provide any executive or director with any gross-up or other reimbursement for tax amounts that such executive might pay pursuant to these laws.  Section 409A imposes additional significant taxes in the event that an executive, director or other service provider receives deferred compensation that does not meet the requirements of Section 409A.  The impact of Section 409A of the Code is considered by the Compensation Committee and the Company’s executive plans and programs are generally designed to comply with or be exempt from Section 409A in order to avoid potential adverse tax consequences that may result from noncompliance.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jack Africk (Chairman)
William G. Benton
Thomas E. Robinson
Allan L. Schuman

2008 SUMMARY COMPENSATION TABLE (1)

The following table shows information concerning the annual compensation for services provided by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executives for each of the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006:
Name and Principal position	Year	Salary	Share Awards (2)	Option Awards (2)	Non-equity Incentive Plan Compensation(3)	All Other Compensation		Total
Stanley K. Tanger Chairman and Chief Executive Officer	2008 2007 2006	$657,030 597,300 543,000	$2,291,314 1,764,843 1,067,009	$43,573 43,468 43,468	$891,097 810,387 749,774	$349,092 313,179 269,223	(4) (4) (4)	$4,232,106 3,529,177 2,672,474
Steven B. Tanger President and Chief Operating Officer	2008 2007 2006	$538,900 498,960 462,000	$1,527,543 1,176,562 711,339	$30,501 30,428 30,428	$653,416 632,769 584,084	$247,002 221,351 184,902	(5) (5) (5)	$2,997,362 2,560,070 1,972,753
Frank C. Marchisello Executive Vice President, Chief Financial Officer	2008 2007 2006	$364,100 340,260 318,000	$535,993 354,482 182,286	$10,893 10,867 10,867	$410,068 411,417 377,323	$92,030 62,693 41,274	(6) (6) (6)	$1,413,084 1,179,719 929,750
Joseph H. Nehmen Senior Vice President, Operations	2008 2007 2006	$295,470 281,400 268,000	$48,502 27,050 10,758	$8,715 8,694 8,694	$48,753 40,479 31,852	$17,108 7,381 4,790	(7) (7) (7)	$418,548 365,004 324,094
Lisa J. Morrison Senior Vice President, Leasing	2008 2007 2006	$231,500 220,500 210,000	$48,502 27,050 10,758	$8,715 8,694 8,694	$207,262 192,604 79,271	$17,108 7,381 4,790	(7) (7) (7)	$513,087 456,229 313,513

(1)	No bonus was paid to an NEO except as part of the annual incentive cash bonus plan, a non-equity incentive plan.

(2)
The amounts in this column reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2008, 2007 and 2006 in accordance with FAS 123 (R) and thus may include awards granted in and prior to 2008, 2007 and 2006.  A discussion of the assumptions used in calculating these values may be found in Note 13 to our 2008 audited financial statements on pages F-21 to F-23 of our Annual Report, Note 12 to our 2007 audited financial statements on pages F-24 through F-25 of our 2007 Annual Report and Note 13 to our 2006 audited financial statements on pages F-26 through F-28 of our 2006 Annual Report.

(3)
Amounts shown consist of payouts under our annual incentive cash bonus plan earned during the fiscal year but paid in the first quarter of the following fiscal year; except that, with respect to Ms. Morrison, the amounts shown reflect the higher of the bonus as calculated under our annual incentive cash bonus plan or the bonus calculated under the terms of her employment contract.

(4)
Mr. Stanley K. Tanger's other compensation during 2008, 2007 and 2006 includes a car allowance of $9,600 each year and reimbursement of term life insurance premiums totaling $7,444 in 2008, $6,814 in 2007 and $17,500 in 2006, as per the terms of his employment contract.  In addition, Mr. Tanger’s other compensation includes dividends paid on unvested restricted Common Share awards of $322,848 during 2008, $293,952 during 2007 and $239,373 during 2006, as well as a company match under an employee 401(k) plan of $9,200 during 2008, $2,813 during 2007 and $2,750 during 2006. Mr. Tanger is allowed to use the corporate aircraft for his personal use.  However, Mr. Tanger fully reimburses us for all related costs, including costs that are charged based on usage, such as flight costs and fuel costs, as well as a pro rata portion of any related fixed costs, such as monthly management fees and lease rental payments.  Mr. Tanger’s family members have occasionally accompanied him on the corporate aircraft used during business trips, at no incremental cost to us.

(5)
Mr. Steven B. Tanger's other compensation during 2008, 2007 and 2006 includes a car allowance of $9,600 each year and reimbursement of term life insurance premiums totaling $12,970 each year, as per the terms of his employment contract.  In addition, Mr. Tanger’s other compensation includes dividends paid on unvested restricted Common Shares of $212,232 during 2008, $195,968 during 2007 and $159,582 during 2006 as well as a company match under an employee 401(k) plan of $9,200 during 2008, $2,813 during 2007 and $2,750 during 2006.

(6)
Mr. Marchisello’s other compensation represents dividends paid on unvested restricted Common Share awards of $82,830 during 2008, $59,880 during 2007 and $38,524 during 2006 as well as a company match under an employee 401(k) plan of $9,200 during 2008, $2,813 during 2007 and $2,750 during 2006.

(7)
Mr. Nehmen’s and Ms. Morrison’s other compensation represent dividends paid on unvested restricted Common Share awards of $7,908 during 2008, $4,568 during 2007 and $2,040 during 2006 as well as a company match under an employee 401(k) plan of $9,200 during 2008, $2,813 during 2007 and $2,750 during 2006.

2008 GRANT OF PLAN BASED AWARDS

The following table summarizes grants of plan-based awards made to named executive officers in the year ended December 31, 2008:

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)				All Other Share Awards: Number of Common Shares or Units (#) (3)	Grant Date Fair Value of Equity Awards ($)
		Minimum	Threshold	Target	Maximum
Stanley K. Tanger	2/12/08	$492,773	$657,030	$821,288	$1,314,060	72,000	$2,666,880
Steven B. Tanger	2/12/08	$404,175	$538,900	$673,625	$943,075	48,000	$1,777,920
Frank C. Marchisello	2/12/08	$273,075	$364,100	$455,125	$582,560	25,000	$926,000
Joseph H. Nehmen	2/12/08	---	$14,774	$44,321	$73,868	3,000	$111,120
Lisa J. Morrison (4)	2/12/08	---	$11,575	$34,725	$57,875	3,000	$111,120

(1)
The date approved by the Board’s Compensation Committee or Option Committee with respect to equity-based awards.  Under the terms of our Incentive Award Plan, the grant date fair value is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which for the 2008 awards was $37.04.

(2)
These columns show the range of estimated payouts targeted for 2008 performance under our annual incentive cash bonus plan for our executive officers as described in the section titled “Annual Cash Incentives” in the Compensation Discussion and Analysis.  The actual cash bonus payment made in 2009 for 2008 performance, based on the metrics described, amounted to 135.63% of base salary for Mr. Stanley K. Tanger, 121.25% for Mr. Steven B. Tanger, 112.63% for Mr. Marchisello and 16.50% for Mr. Nehmen.

(3)	Restricted Common Shares granted under our Incentive Award Plan are described in the Outstanding Equity Awards at Fiscal Year-End Table below. Dividends are paid on unvested restricted Common Shares.

(4)
The amounts shown above represent the amounts eligible for Ms. Morrison to receive under our annual incentive cash bonus plan for executive officers. However, per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our employees who are leasing employees who report to her. Ms Morrison receives the higher of the bonus as calculated under our annual incentive cash bonus plan or the bonus calculated under the terms of her employment contract, but not both.  Ms. Morrison received a cash bonus of $195,262 in 2009 for 2008 performance based on the terms of her employment contract and did not receive a bonus under our annual incentive cash bonus plan.  Ms. Morrison also participated in a separate bonus program during 2008 where she received a $12,000 bonus due to her leasing team reaching certain goals with respect to achieving minimum overall occupancy rates and minimum average rental rate increases on existing leases renewed or new leases executed during that year.

OUTSTANDING EQUITY AWARDS AT YEAR END 2008

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2008:

Name	Option Awards			Share Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested (#) (1)		Market Value of Shares or Units That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Stanley K. Tanger	13,000	20,000 (3)	$19.415	4/27/2014	7,200 43,200 57,600 72,000	(4) (6) (7) (8)	$270,864 1,625,184 2,166,912 2,708,640	7,200 (5)	$270,864
Steven B. Tanger	---	14,000 (3)	$19.415	4/27/2014	4,800 28,800 38,400 48,000	(4) (6) (7) (8)	$180,576 1,083,456 1,444,608 1,805,760	4,800 (5)	$180,576
Frank C. Marchisello	5,000	5,000 (3)	$19.415	4/27/2014	1,000 12,000 16,000 25,000	(4) (6) (7) (8)	$37,620 451,440 601,920 940,500	1,000 (5)	$37,620
Joseph H. Nehmen	---	4,000 (3)	$19.415	4/27/2014	1,200 1,600 3,000	(6) (7) (8)	$45,144 60,192 112,860
Lisa J. Morrison	---	4,000 (3)	$19.415	4/27/2014	1,200 1,600 3,000	(6) (7) (8)	$45,144 60,192 112,860
(1)				Represents portion of restricted Common Shares that vest based on rendering service over a specific period of time.

(2)				Based on the closing price of our Common Shares on December 31, 2008 of $37.62.

(3)				Options vest at a rate of 20% per year, with vesting dates on 4/27/2005, 4/27/2006, 4/27/2007, 4/27/2008 and 4/27/2009. Options expire 10 years from grant date.

(4)				Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 12/31/2005, 12/31/2006, 12/31/2007, 12/31/2008 and 12/31/2009.

(5)
Represents portion of the restricted Common Shares granted during 2005 that vest upon the satisfaction of performance criteria.  Shares vest at the rate of 20% per year, subject to satisfaction of performance criteria for the applicable year, with vesting dates of 12/31/2005, 12/31/2006, 12/31/2007, 12/31/2008 and 12/31/2009.

(6)				Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2007, 2/28/2008, 2/28/2009, 2/28/2010 and 2/28/2011.

(7)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2008, 2/28/2009, 2/28/2010, 2/28/2011 and 2/28/2012.

(8)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2009, 2/28/2010, 2/28/2011, 2/28/2012 and 2/28/2013.

OPTIONS EXERCISES AND COMMON SHARES VESTED IN 2008

The following table summarizes the option exercises and the vesting of restricted share awards for each of our named executive officers for the year ended December 31, 2008:

Name	Option Awards		Share Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Stanley K. Tanger	7,000	$144,865	67,200	$2,457,312
Steven B. Tanger	70,000	$1,566,360	44,800	$1,638,208
Frank C. Marchisello	---	---	12,000	$437,080
Joseph H. Nehmen	16,000	$309,238	800	$29,016
Lisa J. Morrison	4,000	$78,929	800	$29,016

(1)	Amounts reflect the closing market price on the day prior to the exercise date in accordance with the terms of our Incentive Award Plan.

(2)	Amounts reflect the closing market price on the day prior to the vesting date in accordance with the terms of our Incentive Award Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders	218,455	$18.68	1,542,050
Equity compensation plans not approved by security holders	---	---	---
Total	218,455	$18.68	1,542,050

Employment Contracts

Each of Stanley K. Tanger and Steven B. Tanger will receive annual cash compensation in the form of salary and bonus pursuant to a three-year employment contract effective as of January 1, 2004.  The employment contracts will be automatically extended for one additional year on January 1 of each year unless the executive’s employment is terminated, or we give written notice to the executive within 180 days prior to such January 1 that the contract term will not be automatically extended.  The base salary provided for in such contracts may be increased but not decreased each year.

Upon termination of employment, Stanley K. Tanger has agreed not to compete with us for the remainder of his life.  Upon termination of employment, Steven B. Tanger has agreed not to compete with us for one year (or three years if severance compensation is received) within a 50 mile radius of the site of any commercial property owned, leased or operated by us or within a 50 mile radius of any commercial property which we negotiated to acquire, lease or operate within the six month period prior to termination.  Each executive’s covenant not to compete mandates that, during the term of his employment contract and during the effective period of the covenant, such executive direct his commercial real estate activities through us, with exceptions for development of properties which were owned collectively or individually by them, by members of their families or by any entity in which any of them owned an interest or which was for the benefit of any of them prior to the Company’s initial public offering (including a single shopping center in Greensboro, North Carolina with a total of 24,440 square feet (referred to as the "Excluded Properties")).  In no event will either of the Tangers engage in the development, construction or management of factory outlet shopping centers or other competing retail commercial property outside of the Company or the Operating Partnership during the effective period of the covenant not to compete (with the exception of the Excluded Properties).

In addition, the Tangers will not engage in any active or passive investment in property relating to factory outlet centers or other competing retail commercial property, with the exception of the ownership of up to one percent of the securities of any publicly traded company.

If the employment of either of the Tangers terminates without Cause, as defined in the agreement, or such employment is terminated by the executive with Good Reason, as defined in the agreement, the terminated executive shall receive a severance benefit from the Company in the form of a lump sum cash payment equal to 300% of the sum of (a) his annual base salary, (b) the higher of (i) the prior year's annual bonus or (ii) the average annual bonus for the preceding three years, and (c) his automobile allowance for the current year subject to the limitations required to comply with IRC Section 409A.  Share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.  If employment terminates by reason of death or disability, the executive or his estate shall receive a lump sum amount from the Company equal to (a) his annual base salary that would have been paid for the remaining contract term if employment had not terminated, plus (b) the executive's annual bonus which would have been paid during the year of termination had employment not terminated, multiplied by a fraction the numerator of which is the number of days in the year prior to termination and the denominator of which is 365.

The employment contracts with Stanley K. Tanger and Steven B. Tanger also grant them certain registration rights with respect to the Common Shares that they beneficially own.

Frank C. Marchisello, Jr. has a three-year employment contract effective January 1, 2004.  Mr. Marchisello’s contract will be automatically extended for one additional year on January 1 of each year unless the executive’s employment is terminated, or we give written notice to the executive within 180 days prior to such January 1 that the contract term will not be automatically extended.  The base salary provided for in Mr. Marchisello’s contract may be increased but not decreased each year.

If Mr. Marchisello’s employment is terminated by reason of death or disability, he or his estate will receive as additional compensation a lump sum payment from the Operating Partnership in an amount equal to his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Mr. Marchisello’s employment is terminated by us without Cause, or by Mr. Marchisello for Good Reason, as those terms are defined in the agreement, Mr. Marchisello will receive a severance payment from the Operating Partnership in an amount equal to 300% of the sum of (a) his annual base salary for the current contract year and (b) the higher of (i) the prior year's annual bonus or (ii) the average annual bonus for the preceding three years, to be paid monthly over the succeeding 36 months subject to the limitations required to comply with IRC Section 409A.  Share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.

Joseph H. Nehmen has a three year employment contract effective January 1, 2008.  Mr. Nehmen’s contract will be automatically extended for one additional year on January 1 of each year unless the executive’s employment is terminated, or we give written notice to the executive within 180 days prior to such January 1 that the contract term will not be automatically extended.  Mr. Nehmen’s base salary for subsequent years in no event may be less than $295,470.

If Mr. Nehmen’s employment is terminated by reason of death or disability, he or his estate will receive as additional compensation a lump-sum payment from the Operating Partnership in an amount equal to his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs.  Further, if Mr. Nehmen’s employment is terminated by us without Cause, or by Mr. Nehmen for Good Reason, as those terms are defined in the agreement, Mr. Nehmen will receive a severance payment from the Operating Partnership in an amount equal to 300% of his annual base salary for the current contract year, to be paid monthly over the succeeding 12 months subject to the limitations required to comply with IRC Section 409A.

Lisa J. Morrison has a three year employment contract effective January 1, 2008.  Ms. Morrison’s contract will be automatically extended for one additional year at the end of the initial term and for each year thereafter, unless the executive’s employment is terminated, or either we or the executive give written notice within 180 days prior to end of the initial term or extended term that the contract term will not be automatically extended.  During the initial term, Ms. Morrison’s base salary may not be less than $231,500.  In addition to her base salary, for the contract year beginning January 1, 2008 and, if approved by the Company’s Board of Directors, for each contract year thereafter, Ms. Morrison will be paid an annual bonus in an amount equal to the lesser of (i) her base salary in effect on the last day of such contract year and (ii) an amount equal to nine and sixteen one- hundredths percent (9.16%) of the total commissions earned by our employees who are  leasing representatives with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing team bonus plan in effect for that contract year.

If Ms. Morrison’s employment is terminated by reason of death or disability, she or her estate will receive as additional compensation a lump-sum payment from the Operating Partnership in an amount equal to half of her annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs.  Further, if Ms. Morrison’s employment is terminated by us without Cause, or by Ms. Morrison for Good Reason, as those terms are defined in the agreement, Ms. Morrison will receive a severance payment from the Operating Partnership in an amount equal to her annual base salary and average annual bonus for the three consecutive contract years immediately preceding the contract year in which the termination occurs, to be paid monthly over the succeeding 12 months subject to the limitations required to comply with IRC Section 409A.

During the term of Mr. Marchisello’s employment and for a period of one year thereafter (three years if he receives the 300% severance payment described above), Mr. Marchisello is prohibited from engaging directly or indirectly in any aspect of the factory outlet business within a radius of 50 miles of any factory outlet center owned or operated by us.  During the respective terms of employment of Mr. Nehmen and Ms. Morrison and for a period of six months thereafter (one year if the executive receives a severance payment as described above if employment is terminated by the Company without Cause or by the executive for Good Reason), he/she is prohibited from engaging in any activities involving developing or operating a factory outlet shopping facility within a radius of 50 miles of any retail shopping facility owned, operated or managed by us at any time during his/her employment, and any other type of retail shopping facility which, within the 365 day period ending on the date of the termination of executive’s employment, was (i) under development by the Company or its affiliate; (ii) owned (with an effective ownership interest of 50% or more), directly or indirectly, by the Company; or (iii) operated by the Company.

Stanley K. Tanger, Steven B. Tanger and, effective January 1, 2008, Frank C. Marchisello, Jr., are employed and compensated by both the Operating Partnership and the Company.  The Compensation Committee believes that the allocation of such persons' compensation between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity.  All other employees are employed solely by the Operating Partnership.

On December 29, 2008, the Company entered into amended and restated employment agreements (each an “Employment Agreement”) with Stanley K. Tanger, Steven B. Tanger, Frank C. Marchisello, Jr., Lisa J. Morrison and Joseph H. Nehmen (collectively, the “Executives”).  The Employment Agreements superseded the Executives’ existing employment agreements and revised certain provisions of the prior employment agreements for the Executives in order to provide that certain payments to be made pursuant to the Employment Agreements will be exempt from or comply with the requirements of Section 409A of the Code and the Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”).

Potential Payments on Termination or Change in Control

The table below reflects the amount of compensation payable to each of our named executive officers in the event of termination of such executive’s employment.  The amount of compensation payable to each named executive officer is shown in the table below (1) upon termination by the Company without Cause or by the executive for Good Reason, (2) termination as a result of a Change in Control, (3) termination as a result of death, (4) termination as result of Disability, and (5) termination by the Company for Cause or by the executive without Good Reason.  The terms “Cause”, “Change in Control”, “Disability” and “Good Reason” as defined in the employment contracts of Mr. Stanley K. Tanger, Mr. Steven B. Tanger, Mr. Marchisello  Mr. Nehmen, are generally as stated below:

“Cause”  - The Operating Partnership or, as applicable, the Company shall have “Cause” to terminate the executive's employment upon the executive’s (i) causing material harm to the Operating Partnership or, as applicable, the Company through a material act of dishonesty in the performance of his or her duties, (ii) conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) willful failure to perform his or her material duties (other than a failure due to disability) after written notice and a reasonable opportunity to cure.

“Change of Control” - shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Operating Partnership of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company ceases to be the sole general partner of the Operating Partnership; or (C) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than the executive or any of his or her lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares of the Company (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving the Company if, immediately following the merger, the holders of the Company's shares immediately prior to the merger own less than fifty (50%) of the surviving company's outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company's outstanding shares; or (E) a majority of the members of the Operating Partnership’s or, as applicable, the Company's Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Disability” - shall mean the absence of the executive from the executive's duties to the Operating Partnership and/or, as applicable, the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Operating Partnership or, as applicable, the Company and acceptable to the executive or the executive's legal representative.

“Good Reason” - The executive shall have Good Reason to terminate his or her employment upon the occurrence of any of the following events:

•	any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his or her consent;

•
if, after a Change of Control, either (i) the principal duties of the executive are required to be performed at a location other than the Greensboro, North Carolina metropolitan area (or New York, New York in the case of Mr. Steven B. Tanger) without his or her consent or (ii) in the case of Mr. Stanley K. Tanger and Mr. Steven B. Tanger, the executive no longer reports directly to the Board of Directors;

•
a material breach of the employment agreement by the Operating Partnership or, as applicable, the Company, including without limitation, the failure to pay compensation or benefits when due if such failure is not cured within 30 days after written demand for payment thereof;

•	the executive’s election to terminate employment within the 180 day period following a Change of Control; or

•
in the case of Mr. Stanley K. Tanger and Mr. Nehmen, the relocation of the Company and/or the Operating Partnership headquarters outside of the Greensboro, North Carolina metropolitan area without his consent;

•	in the case of Mr. Stanley K. Tanger and Mr. Steven B. Tanger, if the executive is removed, or is not re-elected as a Director of the Company.

The terms “Cause”, “Change in Control”, “Good Reason” and “Disability” as defined in the employment contract of Ms. Morrison, are generally as stated below:

“Cause”  - The Operating Partnership shall have “Cause” to terminate the executive's employment upon the executive’s (i) causing material harm to the Operating Partnership through a material act of dishonesty in the performance of her duties, (ii) conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) willful failure to perform his or her material duties (other than a failure due to disability) after written notice and a reasonable opportunity to cure.

“Change of Control” - shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Operating Partnership or the Company of more than fifty percent of the total gross fair market value of its assets to a single purchaser or to a group of associated purchasers; (B) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than executive or any of her lineal descendants, lineal ancestors or siblings) which results in their ownership of fifty percent or more of the common shares of the Company; or (C) a majority of the members of the Operating Partnership’s Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Good Reason” – Ms. Morrison shall have Good Reason to terminate her employment upon any of the following events:

•	the Operating Partnership materially fails to make payment of amounts due to her under the employment agreement;

•	the Operating Partnership commits a material breach of its obligations under the employment agreement;

•
the principal duties of Ms. Morrison are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without her consent following the occurrence of (A) a Change of Control, (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company or an entity wholly owned by the Company ceases to be the sole general partner of the Operating Partnership, or (C) a merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty percent of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent of the value of all of the surviving company’s outstanding shares.

“Disability” - shall mean Ms. Morrison’s inability, due to a physical or mental illness that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, to perform any of the material duties assigned to her by the Operating Partnership for a period of ninety (90) days or more within any twelve consecutive calendar months.

The employment contracts of Mr. Stanley K. Tanger, Mr. Steven B. Tanger, Mr. Marchisello and Mr. Nehmen, but not Ms. Morrison, consider a change in control as Good Reason for an executive to terminate his or her employment, and thus would entitle him to certain severance benefits.  For purposes of the table below, however, we consider the caption representing the termination by the Company without Cause or by the executive for Good Reason to exclude an event of a change in control.  In addition, any severance benefits or additional compensation that these executives are eligible to receive upon termination will be reduced to the extent necessary to prevent the executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Code.  The amounts shown in the table below show the maximum amounts the executives would be eligible to receive upon termination assuming no such reduction in compensation or benefits would be required.

The amounts shown below assume that such termination was effective December 31, 2008, and thus amounts earned through such time are estimates of the amounts which would be paid out to the executives upon termination.  In addition, the amounts shown below assume that the annual incentive cash bonus each executive was eligible to receive for the 2008 fiscal year would have been earned but unpaid at December 31, 2008.  The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company and/or the Operating Partnership.

Name	Cash Severance Payment (1)	Share Awards (2)	Continuation of Benefits (3)	All Other Comp. (4)	Total
Stanley K. Tanger • Without Cause or For Good Reason • Change in Control • Death • Disability • For Cause or without Good Reason	$12,300,522 12,300,522 4,687,874 4,687,874 891,097	$7,042,464 7,406,564 7,042,464 7,042,464 ---	$110,814 110,814 --- --- ---	$14,888 14,888 --- 14,888 ---	$19,468,688 19,832,788 11,730,338 11,745,226 891,097
Steven B. Tanger • Without Cause or For Good Reason • Change in Control • Death • Disability • For Cause or without Good Reason	$13,086,810 13,086,810 4,851,630 4,851,630 653,416	$4,694,976 4,949,846 4,694,976 4,694,976 ---	$16,616 16,616 --- --- ---	$25,940 25,940 --- 25,940 ---	$17,824,342 18,079,212 9,546,606 9,572,546 653,416
Frank C. Marchisello • Without Cause or For Good Reason • Change in Control • Death or Disability • For Cause or without Good Reason	$3,700,043 3,700,043 1,233,348 410,068	$2,069,100 2,160,125 2,069,100 ---	--- --- --- ---	--- --- --- ---	$5,769,143 5,860,168 3,302,448 410,068
Joseph H. Nehmen • Without Cause or For Good Reason • Change in Control • Death or Disability • For Cause or without Good Reason	$844,200 844,200 321,879 40,479	$218,196 291,016 218,196 ---	--- --- --- ---	--- --- --- ---	$1,062,396 1,135,216 540,075 40,479
Lisa J. Morrison • Without Cause or For Good Reason • Change in Control • Death or disability • For Cause or without Good Reason	$391,212 391,212 323,012 207,262	$218,196 291,016 218,196 ---	--- --- --- ---	--- --- --- ---	$609,408 682,228 541,208 207,262

(1)	The terms of the cash severance payments due each officer under each scenario are more fully described elsewhere in this proxy statement under the caption “Employment Contracts”.

(2)
Amounts shown in this column include the value of the unvested restricted Common Shares which would immediately vest upon termination of employment based on the closing price of our Common Shares on December 31, 2008 of $37.62.  This column also includes, upon a change in control as defined in the Incentive Award Plan, the value of any unvested options that would become immediately exercisable calculated as the difference of the price of our Common Shares on December 31, 2008 and the exercise price of each unvested option.

(3)
Includes estimated costs of continuation of benefits for the remainder of each executive’s employment contract for group medical and dental coverage, disability insurance and life insurance premiums on $100,000 of coverage.

(4)	Represents premiums on term life insurance polices for each executive to be paid for the remainder of each executive’s employment contract.

Security Ownership of Certain Beneficial Owners and Management

The Company’s Board of Directors expects all non-employee directors, the CEO, the COO and the CFO to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of shareholders. Accordingly, effective July 29, 2008, the Board of Directors, on the recommendation of the Compensation Committee, established equity ownership guidelines for non-employee directors, the CEO, COO and CFO.  Non-employee directors are required to hold 5,000 shares within 3 years of July 29, 2008 or of election to the Board.  The executives are required to hold shares equivalent to a multiple of their salary as listed in the table below by the later of December 31, 2013 or five years following their appointment as CEO, COO or CFO.

Title	Multiple
CEO	5 x Base Salary
COO	3 x Base Salary
CFO	3 x Base Salary

Vested and unvested restricted shares count toward the equity ownership guidelines. All non-employee directors (except Ms. Berman, who became a director on January 1, 2009) and the CEO, COO and CFO met the share ownership guidelines as of December 31, 2008.

The following table sets forth certain information as of March 1, 2009, or such other date as indicated in the notes thereto, available to us with respect to our Common Shares, and of units of partnership interests in the Operating Partnership (referred to as the “Units”) (i) held by those persons known by us to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares, (ii) held individually by the directors and our executive officers named elsewhere in this Proxy Statement, and (iii) held by our directors and all of our executive officers as a group.

Name and Business Address (where required) of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Percent of All Common Shares	Number of Common Shares Exchangeable For Units Beneficially Owned (2)	Percent of All Common Shares and Units
Stanley K. Tanger (3) Tanger Factory Outlet Centers, Inc. 3200 Northline Avenue, Suite 360 Greensboro, NC 27408	962,431	3.0%	6,099,610	18.5%
Steven B. Tanger (4) Tanger Factory Outlet Centers, Inc. 110 East 59th Street New York, NY 10022	293,455	0.9%	14,000	0.8%
FMR LLC (5) 82 Devonshire Street Boston, MA 02109	3,747,878	11.8%	---	9.9%
ING Groep, N.V. (6) 1081 KL Amsterdam P.O. Box 810 1000 AV Amsterdam The Netherlands ING Clarion Real Estate Securities, L.P. 201 King of Prussia Rd., Suite 600 Radnor, PA 19087	3,264,435	10.24%	---	8.6%
Barclays Global Investors, NA. (7) Barclays Global Fund Advisors Barclays Global Investors, LTD Barclays Global Investors Japan Limited 400 Howard Street San Francisco, CA 94105	2,564,602	8.0%	---	6.8%
The Vanguard Group, Inc. (8) 100 Vanguard Blvd. Malvern, PA 19355	2,523,781	7.92%	---	6.7%
The Mutuelles AXA(9) AXA Investment Managers Paris AXA Financial, Inc. AllianceBernstein L.P. AXA Equitable Life Insurance 1345 Avenue of the Americas New York, NY 10105	1,639,016	5.14%	---	4.3%
Jack Africk (10)	72,750	*	---	*
William G. Benton (11)	33,548	*	---	*
Thomas E. Robinson (12)	37,950	*	---	*
Allan L. Schuman (13)	16,800	*	---	*
Bridget Ryan Berman	2,500	*	---	*
Frank C. Marchisello (14)	112,992	*	10,000	*
Joseph H. Nehmen (14)	12,445	*	4,000	*
Lisa J. Morrison (14)	9,002	*	4,000	*
Directors and Executive Officers as a Group (14 persons) (15)	1,594,408	5.0%	7,757,118	20.4%

*             Less than 1%

(1)
The ownership of Common Shares reported herein is based upon filings with the SEC and is subject to confirmation by us that such ownership did not violate the ownership restrictions in the Company’s Articles of Incorporation.

(2)
Represents Common Shares that may be acquired upon the exchange of Units beneficially owned for Common Shares.  Each Unit held by the Tanger Family Limited Partnership (referred to as “TFLP”) and each Unit that may be acquired upon the exercise of options to purchase Units may be exchanged for two of our Common Shares.

(3)
Includes 278,062 Common Shares owned by TFLP, of which Stanley K. Tanger is the general partner and may be deemed to be the beneficial owner, and 6,066,610 Common Shares which may be acquired upon the exchange of Units owned by TFLP.  Also includes 682,369 Common Shares owned by Stanley K. Tanger individually, 33,000 Common Shares which may be acquired upon the exercise of presently exercisable options to purchase Units owned by Stanley K. Tanger individually and 2,000 Common Shares owned by Stanley K. Tanger’s spouse.

(4)
Includes 14,000 Common Shares which may be acquired upon the exercise of presently exercisable options to purchase Units.  Does not include 278,062 Common Shares owned by TFLP and 6,066,610 Common Shares which may be acquired upon the exchange of Units owned by TFLP (Steven B. Tanger is a limited partner of the Tanger Investments Limited Partnership, which is a limited partner of TFLP) for Common Shares.  Does not include 682,369 Common Shares actually owned or 280,062 Common Shares which may be deemed beneficially owned by Steven B. Tanger's father, Stanley K. Tanger.  Includes 24,651 Common Shares which Mr. Steven B. Tanger has pledged as security for certain personal loans.

(5)
We have received a copy of Schedule 13G as filed with the SEC by FMR LLC (referred to as “FMR”) and Edward C. Johnson 3rd reporting ownership of these shares as of December 31, 2008.  As reported in said Schedule 13G, FMR and Edward C. Johnson 3rd has sole dispositive power for 3,747,878 of such shares, and FMR has sole voting power for 455,267 of such shares.

(6)
We have received copies of a separate Schedule 13G as filed with the SEC by ING Groep, N.V. (referred to as “ING”) and Schedule 13G/A filed March 12, 2009 by ING Clarion Real Estate Securities, L.P. (referred to as “CRES”), a wholly owned subsidiary of ING, reporting ownership of these shares as of December 31, 2008.   As reported by ING in its Schedule 13G, but excluding 805,800 shares which were included in the 13G/A filed by CRES, ING has sole dispositive and sole voting power for 808,220 of such shares.  As reported by CRES in its Schedule 13G/A, CRES has sole dispositive power for 2,456,215 of such shares, sole voting power for 1,464,015 of such shares, and shared voting power for 2,600 of such shares.

(7)
We have received a copy of Schedule 13G as filed with the SEC by Barclays Global Investors, NA. (referred to as “BGI”), Barclays Global Fund Advisors (referred to as “BGFA”), Barclays Global Investors, LTD (referred to as “BGIL”) and Barclays Global Investors Japan Limited (referred to as “BGIJL”) reporting ownership of these shares as of December 31, 2008.  As reported in said Schedule 13G, (i) BGI has sole dispositive power for 903,173 of such shares, and sole voting power for 793,476 of such shares; (ii) BGFA has sole dispositive power for 1,611,963 of such shares, and sole voting power for 1,251,518 of such shares; (iii) BGIL has sole dispositive power for 37,758 of such shares, and sole voting power for 17,550 of such shares; and (iv) BGIJL has sole dispositive power for 11,708 of such shares, and sole voting power for 11,708 of such shares.

(8)
We have received a copy of Schedule 13G as filed with the SEC by The Vanguard Group, Inc. (referred to as “VG”) reporting ownership of these shares as of December 31, 2008.  As reported in said Schedule 13G, VG has sole dispositive power for 2,523,781 of such shares, and sole voting power for 33,779 of such shares.

(9)
We have received a copy of Schedule 13G as filed with the SEC by The Mutuelles AXA (referred to as “TMA”), AXA Investment Managers Paris (referred to as “AIMP”), AXA Financial, Inc. (referred to as “AFI”), AllianceBernstein L.P. (referred to as “ABL”), and AXA Equitable Life Insurance (referred to as “AELI”), reporting ownership of these shares as of December 31, 2008.  As reported in said Schedule 13G, (i) AIMP has sole dispositive power for 5,965 of such shares, and sole voting power for 5,965 of such shares; (ii) ABL has sole dispositive power for 1,632,051 of such shares, and sole voting power for 1,558,251 of such shares; and (iii) AELI has sole dispositive power for 1,000 of such shares, and sole voting power for 1,000 of such shares.

(10)	Includes 20,000 presently exercisable options to purchase our Common Shares.

(11)	Includes 10,000 presently exercisable options to purchase our Common Shares. Also includes 21,047 Common Shares which Mr. Benton has pledged as security for certain personal loans.

(12)	Includes 12,000 presently exercisable options to purchase our Common Shares.

(13)	Includes 4,800 presently exercisable options to purchase our Common Shares.

(14)	Amounts shown as Common Shares exchangeable for Units represent Common Shares which may be acquired upon the exercise of presently exercisable options to purchase Units.

(15)
Includes 142,900 Common Shares which may be acquired upon the exercise of presently exercisable options to purchase Common Shares or Units.  Does not include 1,200 Common Shares which may be acquired upon the exercise of options to purchase Common Shares or Units which are presently unexercisable or will not be exercisable within 60 days.

Certain Relationships and Related Party Transactions

The Company, through its majority owned subsidiaries, owns the majority of the units of partnership interest issued by the Operating Partnership and controls the Operating Partnership as its general partner.  TFLP holds a limited partnership interest in and is the minority owner of the Operating Partnership.  Stanley K. Tanger, the Company’s Chairman of the Board, is the sole general partner of TFLP.  During 2008, the Operating Partnership made quarterly distributions to TFLP totaling $9.1 million. Such distributions were made on the same pro rata basis as distributions made by the Operating Partnership to the Company.

In 2004, the Company adopted a Code of Business Conduct and Ethics (referred to as the “Code of Conduct”), which is posted on the Company’s website at www.tangeroutlet.com and is available by clicking on “INVESTOR RELATIONS”, then “CORPORATE GOVERNANCE” and then “CODE OF BUSINESS CONDUCT AND ETHICS” or by writing to our Director of Administration at our principal executive offices.  The Code of Conduct states that conflicts of interest should be avoided wherever possible.  Conflicts of interest are broadly defined to include any situation where a person’s private interest interferes in any way with the interests of the Company.  Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the applicable Code of Ethics Contact Person.

In 2008, the Company adopted Related Party Transaction Policy and Procedures which are posted on the Company’s website at www.tangeroutlet.com and is available by clicking on “INVESTOR RELATIONS”, then “CORPORATE GOVERNANCE” and then “RELATED PARTY TRANSACTION POLICY PROCEDURES” or by writing to our Director of Administration at our principal executive offices.  The Related Party Transaction Policy and Procedures requires the approval or ratification by the Audit Committee of any “related party transaction,” defined as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $100,000 and one of our executive officers, directors, director nominees, 5% stockholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% stockholder, each of whom we refer to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K. The policy provides that management must present to the Audit Committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Audit Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to audit the accounts of the Company for the fiscal year ending on December 31, 2009 and to perform such other services as may be required.  The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance.  If the shareholders do not approve the selection of PricewaterhouseCoopers LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered.  Should the firm be unable to perform these services for any reason, the Audit Committee will appoint other independent registered public accountants to perform these services.

PricewaterhouseCoopers LLP served as our independent registered public accountants for the fiscal year ended December 31, 2008.  There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than its engagement as an independent registered public accounting firm for the Company.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.  See the “Report of the Audit Committee”, included below, for information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2008 and 2007.

Vote Required.  Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm requires approval by the affirmative vote of the holders of a majority of those votes cast at the meeting; provided that a quorum is present.  Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has provided the following report:

During 2008, we reviewed with the Company’s Chief Financial Officer, Director of Internal Audit and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (referred to as “PwC”), the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation by the auditors of the Company’s system of internal control, the quality of the Company’s financial reporting and the Company’s process for legal and regulatory compliance.  We also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal control, the financial reporting process and the assessment of the effectiveness of internal control over financial reporting.  PwC is responsible for performing an integrated audit and issuing reports and opinions on the following:

1.	the Company’s consolidated financial statements; and
2.	the Company’s internal control over financial reporting.

As provided in our Charter, our responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, PwC reports directly to us.  We appointed PwC as the Company’s independent registered public accounting firm and approved the compensation of the firm.  We reviewed and approved all non-audit services performed by PwC during 2008 and determined that the provision of the services was compatible with maintaining PwC’s independence. Each year we pre-approve certain specific non-audit services and associated fees to be performed by PwC, including certain tax consulting services for which any one service would be $30,000 or less, or for all such services which would be less than $200,000 in the aggregate.  In addition, we have delegated to the chairman of the Audit Committee the authority to pre-approve other non-audit services to be performed by PwC and associated fees, provided that the chairman reports all such decisions at the Audit Committee’s next regularly scheduled meeting.

We have received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and we discussed with PwC its independence.

We reviewed and discussed the 2008 consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and PwC.  We also discussed the certification process with the Chief Executive Officer and Chief Financial Officer.  Management represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective.  We discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these discussions and reviews, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

The following is a summary of the fees billed to the Company by PwC for the fiscal years ended December 31, 2008 and 2007:

	2008	2007
Audit fees	$383,500	$355,500
Audit-related fees	142,062	14,333
Tax fees-tax compliance and preparation fees	263,567	265,930
Subtotal	789,129	635,763

Tax Fees-other	41,910	42,407
All other fees	---	---
Subtotal	41,910	42,407
Total	$831,039	$678,170

The audit fees for the years ended December 31, 2008 and 2007, respectively, were for professional services rendered for the integrated audits of our consolidated financial statements and internal controls over financial reporting, as well as for services rendered for the separate audit of a small wholly owned subsidiary.  Also included for the year ended December 31, 2007 were services related to separate audit of a previously consolidated real estate joint venture.

The audit-related fees for the years ended December 31, 2008 and 2007 were for consultations on accounting standards and derivative transactions.  Also included for the year ended December 31, 2008 were consultations and special audit work for a potential acquisition and assistance with the review of documents filed with the SEC.

The tax fees for the year ended December 31, 2008 and 2007 were for tax compliance and preparation including tax return preparation and review.

The tax fees – other for the year ended December 31, 2008 and 2007 were for tax planning, advice, and consulting.

The percentage of tax fees and tax fees-other approved pursuant to the pre-approved policies was 25% during 2008 and 9% during 2007.

THE AUDIT COMMITTEE
William G. Benton (Chairman)
Jack Africk
Allan L. Schuman

PROPOSAL 3

REAPPROVAL OF THE PERFORMANCE CRITERIA UNDER THE INCENTIVE AWARD PLAN

Our Board is asking shareholders to reapprove the material terms of the performance criteria that may apply to awards under our Incentive Award Plan. Shareholders approved the Incentive Award Plan at our annual meeting of shareholders in May 2004.  Reapproval of the performance criteria is needed under Section 162(m) of the Internal Revenue Code if we are to preserve our ability to take a federal tax deduction for performance awards under the Incentive Award Plan.

Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and the three other most highly compensated officers of a corporation (other than the chief  financial officer). The deduction limit does not apply to “qualified performance-based compensation.”  Under our Incentive Award Plan, the Compensation Committee may grant awards to employees designated by the Compensation Committee as “Section 162(m) Participants” (i.e., employees whose compensation may be subject to the Section 162(m) deduction limitation) that are intended to constitute “qualified performance-based compensation.”  In order to qualify as performance-based compensation, the awards must be subject to performance criteria, the “material terms” of which have been approved by shareholders within five years before the grant date.

Because almost five years have passed since approval of the Incentive Award Plan, the Board is submitting this proposal to shareholders for reapproval of the material terms of performance criteria set forth in the Incentive Award Plan. If shareholders fail to approve the proposal, we will still be able to make awards under the Incentive Award Plan, but some awards paid to our senior executives may not be deductible, resulting in an additional cost to the Company.

Incentive Award Plan

The principal features of the Incentive Award Plan are summarized below, but the summary is qualified in its entirety by reference to the Incentive Award Plan, which is incorporated by reference to the Form 8-K/A filed on March 20, 2009.  The Incentive Award Plan provides that the plan administrator may grant or issue options, restricted shares, deferred shares, performance awards, share payments and other Common Share related benefits, or any combination thereof, to any employee (currently 435 persons) or non-employee director (currently 5 persons) of the Company and the Operating Partnership and their subsidiaries.  Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.   Generally, awards issued under the Incentive Award Plan will become exercisable in one or more installments after the grant date, subject to the participant’s continued employment or other service with the Company or Operating Partnership and/or subject to the satisfaction of business or individual performance targets.   Since May 28, 2003, the only type of options that may be issued under the Incentive Award Plan are nonqualified share options (referred to as “NQSOs”) (and no “incentive stock options” within the meaning of Section 422 of the Code may be awarded).  The exercise price per Common Share subject to a NQSOs is set by the plan administrator, but may not be less that the fair market value of a Common Share as the date of grant.

The maximum number of our Common Shares that may be issued pursuant to awards made under the Incentive Award Plan is 6,000,000.  Furthermore, in any single calendar year, under the Incentive Award Plan: the maximum number of Common Shares subject to options that may be granted to any individual is 360,000; the maximum dollar value of cash performance awards is $1,000,000; and the maximum number of Common Shares subject to awards other than stock options is 120,000.  Each of the foregoing Common Share numbers reflects the 2 for 1 split on our Common Shares declared by our Board on November 29, 2004, and, pursuant to the Incentive Award Plan, may be subject to further adjustment in the event of future changes in capitalization and similar transactions.   As of March 11, 2009, the record date, the closing price per Common Share on the New York Stock Exchange was $28.64 per share.

The Incentive Award Plan will terminate on May 14, 2014, but any award outstanding on that date will remain outstanding in accordance with its terms.  The plan administrator also has the authority to terminate, amend or modify the plan at any time subject to shareholder approval requirements.  The Incentive Award Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.  Awards under the Incentive Award Plan are subject to the discretion of the plan administrator and no determination has been made as to the types or amounts of awards that will be granted in the future to specific individuals pursuant to the plan. Therefore, it is not possible to determine the future benefits that will be received by participants under the Incentive Award Plan.

Under current federal laws, recipients of awards and grants of nonqualified share options, restricted shares, deferred shares, performance awards and shares payments under the Incentive Award Plan are generally not taxed at the time of grant but are taxed under Section 83 of the Code upon their receipt of cash payments or receipt of Common Shares in connection with the exercise or vesting of such awards or grants, and, subject to Section 162(m) of the Code, the Company will be entitled to an income tax deduction with respect to the amounts taxable to these recipients.  Certain types of awards under the Plan, including deferred shares, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code.  Unless certain requirements set forth in Section 409A of the Code are complied with, participants may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% income tax (and, potentially, certain interest penalties).  To the extent applicable, the Incentive Award Plan and awards granted under the Incentive Award Plan will be interpreted to comply with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.  To the extent determined necessary or appropriate by the Compensation Committee, the Incentive Award Plan and applicable award agreements may be amended to comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Performance Criteria under the Incentive Award Plan

The Incentive Award Plan provides that the Compensation Committee may grant performance awards in its discretion. A performance award is an award that is subject to the attainment of one or more performance targets during a specified period. At the discretion of the Compensation Committee, performance awards granted under the plan may be designed to qualify as performance-based compensation under Section 162(m). In order for a performance award to qualify under Section 162(m), the Compensation Committee may select only from the following performance criteria enumerated in the plan:

 (a) the following business criteria with respect to the Company, the Operating Partnership, or any subsidiary or any division or operating unit of either of them:
•	net income;
•	pre-tax income;
•	operating income;
•	cash flow;
•	earnings per share;
•	return on equity;
•	return on invested capital or assets;
•	cost reductions or savings;
•	funds from operations;
•	appreciation in the Fair Market Value of a Common Share;
•	total return performance on Common Shares as reported in the Company’s annual proxy statement;
•	operating profit;
•	working capital; and
•
earnings before any one or more of the following items: interest, taxes, depreciation or amortization; provided, that each of the business criteria described in this subsection (a) shall be determined in accordance with generally accepted accounting principles (“GAAP”);

and (b) the following objective performance criteria as applied to any Employee:
•	lease renewals;
•	occupancy rates;
•	average tenant sales per square foot; and
•	rental rates.

For each fiscal year of the Company, the Option Committee may provide for objectively determinable adjustments, as determined in accordance with GAAP, to any of the business criteria described in subsections (a) and (b) for one or more of the items of gain, loss, profit or expense:  (A) determined to be extraordinary or unusual in nature or infrequent in occurrence; (B) related to the disposal of a segment of a business; (C) related to a change in accounting principles under GAAP; (D) related to discontinued operations that do not qualify as a segment of a business under GAAP; (E) attributable to the business operations of any entity acquired by the Company or the Operating Partnership during the fiscal year and (F) reflecting adjustments to funds from operations with respect to straight-line rental income as reported in the Company’s Exchange Act reports.

Vote Required.  Approval of the performance criteria under the Incentive Award Plan requires approval by the affirmative vote of the holders of a majority of those votes cast at the meeting; provided that a quorum is present.  Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE REAPPROVAL OF THE PERFORMANCE CRITERIA UNDER THE INCENTIVE AWARD PLAN.

OTHER MATTERS

Reference is hereby made to the Company’s annual report on Form 10-K for the year ended December 31, 2008 and the Company’s Annual Report delivered together with this Proxy Statement, and such documents incorporated herein by reference for financial information and related disclosures required to be include herein.

Section 16(a) Beneficial Ownership Reports.

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange.  Officers, directors and beneficial owners of more than ten percent of our Common Shares are required by the SEC’s regulations to furnish us with copies of all such forms which they file.

Based solely on our review of the copies of Forms 3, 4 and 5 and the amendments thereto received by us for the period ended December 31, 2008, or written representations from certain reporting persons, we believe that no Forms 3, 4 or 5 were filed delinquently.

Shareholder Proposals and Nominations.

On or about March 27, 2009, a Notice will be sent to shareholders of record as of March 11, 2009.  Proxy materials, including this Proxy Statement and form of proxy, will be available on the internet as of the date of mailing of the Notice, or, if requested, mailed to shareholders of record.  Proposals of shareholders pursuant to Regulation 14a-8 of the Exchange Act intended to be presented at our Annual Meeting of Shareholders to be held in 2010 must be received by us no later than November 27, 2009.  Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.  A shareholder who wishes to make a proposal pursuant to Regulation 14a-8 of the Exchange Act at our Annual Meeting of Shareholders to be held in 2010 without including the proposal in the Company’s proxy statement and form of proxy relating to that meeting must notify the Company in writing no later than February 7, 2010.  If a shareholder fails to give notice by February 7, 2010, then the persons named as proxies in the proxies solicited by the Board for the Annual Meeting of Shareholders to be held in 2010 may exercise discretionary voting power with respect to any such proposal.  Pursuant to the Company's By-Laws, to be properly considered at our Annual Meeting of Shareholders to be held in 2010, all shareholder proposals, generally, must be received by our Corporate Secretary not earlier than 120 days and not later than 90 days prior to the anniversary of this year's meeting.

Shareholders may nominate an individual for election as a director of the Company in conformity with the requirements of the Company’s By-Laws.  Generally, to be properly considered at our Annual Meeting of Shareholders to be held in 2010, written notice of the nomination must be delivered to the corporate secretary not earlier than 120 days and not later than 90 days prior to the anniversary of this year’s meeting.  Such shareholder's notice shall set forth as to each person whom the shareholder nominates for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In addition, such shareholder notice must provide, as detailed in the Company’s By-Laws, information about the shareholder’s beneficial ownership of our Common Shares.

Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Each of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operate under written charters adopted by the Board.  The Board has also adopted written Corporate Governance Guidelines in accordance with listing requirements of the New York Stock Exchange and a written Code of Business Conduct and Ethics that applies to directors, management and employees of the Company.  We have made available copies of our Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website at www.tangeroutlet.com by first clicking on “INVESTOR RELATIONS” and then “CORPORATE GOVERNANCE”.  Copies of these documents may also be obtained by sending a request in writing to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

Documents Incorporated by Reference.

This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (except for certain exhibits to such documents, unless such exhibits are specifically incorporated herein) are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at our principal executive offices. In addition, our website is located at http://www.tangeroutlet.com. On our website you can obtain, free of charge, a copy of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

Householding

The SEC permits a single set of annual reports, proxy statements, and Notice to be sent to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding.  Only one copy of the Notice will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

Depending upon the practices of your broker, bank or other nominee, you may be required to contact them directly to discontinue duplicate mailings to your household.  If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.  If you hold Common Shares in your own name as a shareholder of record, householding will not apply to you. Extra copies of any annual report, proxy statement, information statement or Notice of internet Availability of Proxy Materials may be obtained free of charge by calling our Investor Relations Department at (336) 834-6825 or sending your request to the attention of the Secretary of the Company at 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.

Other Business.

All Common Shares represented by the accompanying proxy will be voted in accordance with the proxy.  We know of no other business which will come before the meeting for action.  However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

TangerOutlets

[NAME AND ADDRESS APPEAR HERE]

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the
two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN
THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 8, 2009

                                            Vote by Internet
•	Log on to the Internet and go to
      www.envisionreports.com/skt
•	Follow the steps outlined on the secured website.
                                                                                                            Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United Sates, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example.  Please do not write outside the designated areas.  [X]

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A   Proposals – The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.
1.	Election of Directors:

For	Withhold		For	Withhold			For	Withhold
01 - Stanley K. Tanger	[ ]	[ ]	02 - Steven B. Tanger	[ ]	[ ]	03 - Jack Africk	[ ]	[ ]

04 - William G. Benton	[ ]	[ ]	05 - Bridget Ryan Berman	[ ]	[ ]	06 – Thomas E. Robinson	[ ]	[ ]

07 - Allan L. Schuman	[ ]	[ ]

2.	To ratify the appointment of PricewaterhouseCoopers LLP as
               the Company’s independent registered public accountant firm for the fiscal year ending December 31, 2009.
For	Against	Abstain
[ ]	[ ]	[ ]

3.	To reapprove the performance criteria under the Amended
                and Restated Incentive Plan.
For	Against	Abstain
[ ]	[ ]	[ ]

4.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

B  Non-Voting Items
Change of Address – Please print new address below.

C  Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon.  Joint owners should each sign.  When signing as an attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1- Please keep signature within box.	Signature 2 – Please keep signature within box .

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

TangerOutlets

Proxy – Tanger Factory Outlet Centers, Inc.

Appointment of Proxy for Annual Meeting on May 8, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation, hereby constitutes and appoints Stanley K. Tanger and Frank C. Marchisello, Jr., and each of them, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 8, 2009, and at any adjournment or adjournments thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Factory Outlet Centers, Inc. dated March 27, 2009  (receipt of, or access to,  which is acknowledged) and in their discretion upon any other matters as may properly come before the meeting, including but not limited to, any proposal to adjourn or postpone the meeting.  Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

The shares represented hereby will be voted in accordance with the directions given in this appointment of proxy.  If not otherwise directed herein, shares represented by this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.